UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

MAY 10, 2011

Date of Report (Date of earliest event reported)

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-11512	04-2857552
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

27 Drydock Avenue

Boston, Massachusetts 02210-2377

(Address of Principal Executive Offices) (Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 The employment of Donald R. Peck, the Company’s Chief Financial Officer and Treasurer, terminated on May 10, 2011.

(c)                                  Effective May 10, 2011, Aaron M. Gomolak was appointed Executive Vice President, Treasurer and Chief Financial Officer of the Company.  Mr. Gomolak, age 39, originally joined the Company as Senior Vice President of Global Operations in February 2010.  Prior to joining the Company, from May 2008 until February 2010, Mr. Gomolak served as a consultant assisting renewable energy and information technology companies seeking to expand operations into Asia.  During that period, he also consulted extensively with the Company regarding its finances.  From 2001 until 2008, Mr. Gomolak held various roles at Advanced Energy Industries, Inc., a publicly traded company providing power conversion products to renewable energy markets, including serving as Vice President of Finance and Corporate Controller from 2007 to 2008.  Mr. Gomolak received his Bachelor of Business Administration from Western Michigan University.

In connection with Mr. Gomolak’s promotion to Chief Financial Officer, the Company amended and restated his existing employment agreement.  The amended agreement provides Mr. Gomolak a base annual salary of $275,000, which may be increased at the discretion of the Company, standard medical and other employment benefits, and a potential annual cash bonus award of up to 30% of Mr. Gomolak’s annual salary based upon the achievement of performance metrics established by the Compensation Committee and approved by the Company’s Board of Directors.  Effective upon acceptance of his new position, the Company’s Compensation Committee and Board of Directors granted Mr. Gomolak an option to acquire 300,000 shares of the Company’s common stock.  This option is in addition to an option to acquire 100,000 shares of the Company’s common stock granted to Mr. Gomolak in connection with his performance during the second half of 2010.  Both options vest over a four year period, with 25% vesting on the first anniversary of the date of grant, and the balance vesting in equal quarterly installments over the following three years.  The Company also agreed to pay relocation costs in the event Mr. Gomolak relocates to the Boston, Massachusetts area.

If Mr. Gomolak’s employment is terminated by the Company without cause or is constructively terminated, his salary and medical benefits will be continued for one year thereafter subject to his execution of a release agreement with the Company. Further, if Mr. Gomolak’s employment is terminated without cause or is constructively terminated or he becomes subject to a disability or dies while he is employed by the Company, he or his estate shall have 12 months after such termination without cause, constructive termination, determination of disability or date of death to exercise any options held by him.  If a change in control transaction occurs, all unvested shares under any outstanding options held by Mr. Gomolak will vest, and he will have the right to exercise such options at or prior to the closing of the change in control transaction.  If he chooses not to exercise, his options will be accorded the same treatment in the change in control transaction as outstanding options under the Corporation’s 2005 Incentive Compensation Plan.  In addition, Mr. Gomolak agreed that, for a period of six months following termination of his employment (or such longer period for which he receives compensation or benefits from the termination), he will not compete with or solicit customers, prospective customers, employees or consultants of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: May 13, 2011	By:	/s/ John W. Peacock
John W. Peacock
Chief Accounting Officer